UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland	04-6558834
(State of Incorporation or Organization)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 8-A is being filed to amend the description of the securities registered pursuant to the Registration Statement on Form 8-A filed by CommonWealth REIT, a Maryland real estate investment trust, formerly HRPT Properties Trust (the “Company”), with the United States Securities and Exchange Commission on October 5, 2004.  The Form 8-A was filed with respect to the preferred share purchase rights issued pursuant to the Renewed Rights Agreement by and between the Company and Equiserve Trust Company, N.A., dated as of March 10, 2004, as amended on December 13, 2004 to appoint Wells Fargo Bank, National Association as successor Rights Agent (the “Rights Agreement”), pursuant to which the Company declared a dividend of one preferred share purchase right for each outstanding common share of beneficial interest, $.01 par value per share, of the Company.

Item 1.                     Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

On December 23, 2013, the Company entered into an amendment (the “Amendment”) to the Rights Agreement to eliminate the so-called “dead-hand” provisions which provided that certain actions could be taken only by those members of the Board of Trustees of the Company (the “Board”) who were “Continuing Trustees.” A “Continuing Trustee” generally was defined as a person who was not an Acquiring Person (as defined in the Rights Agreement) and who was a member of the Board immediately prior to the date the Rights Agreement was executed, or whose nomination or election to the Board was recommended by a majority of such persons. As a result of the Amendment, most of the decisions to be made pursuant to the Rights Agreement by Continuing Trustees will now instead be made by a majority of all the Trustees at the time of such decision.

The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, copies of which are attached hereto as Exhibit 1 and Exhibit 3, respectively.

Item 2.                     Exhibits.

1

Renewed Rights Agreement, dated as of March 10, 2004, between the Company and EquiServe Trust Company, N.A., as Rights Agent, including all exhibits thereto. (Incorporated by reference to the Company’s Current Report on Form 8-K dated March 10, 2004, File Number 001-09317.)

2

Appointment of Successor Rights Agent, dated as of December 13, 2004, between the Company and Wells Fargo Bank, National Association. (Incorporated by reference to the Company’s Current Report on Form 8-K dated December 13, 2004, File Number 001-09317.)

3

Amendment No. 1 to Renewed Rights Agreement, dated as of December 23, 2013, between the Company and Wells Fargo Bank, National Association, as Rights Agent. (Incorporated by reference to the Company’s Current Report on Form 8-K dated December 26, 2013.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COMMONWEALTH REIT

	By:	/s/ John C. Popeo
		Name:	John C. Popeo
		Title:	Treasurer and Chief Financial Officer

Date: December 26, 2013